UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2015

UBL Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54955	27-1077850
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6701 Carmel Road, Suite 202

Charlotte, NC 28226

(Address of principal executive offices, including zip code)

704-930-0297

(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Pursuant to a subscription agreement dated January 27, 2012, as amended to date (the “January 2012 Subscription Agreement”), by and among UBL Interactive, Inc. (the “Company”), Alpha Capital Anstalt (“Alpha”) and Whalehaven Capital Fund Limited (“Whalehaven”), and a subscription agreement dated July 19, 2013, as amended to date (the “July 2013 Subscription Agreement,” and together with the January 2012 Subscription Agreement, the “Subscription Agreements”), by and between the Company and Sable Ridge Capital Opportunity Fund Limited (“Sable Ridge,” and together with Alpha and Whalehaven, the “Lenders”), the Company issued secured convertible promissory notes (the “Notes”) to Alpha in the aggregate principal amount of $462,100, to Whalehaven in the aggregate principal amount of $432,500 and to Sable Ridge in the aggregate principal amount of $100,000. All of the Notes became due and payable on January 31, 2015. The Company did not repay the Notes when due and, thus, is in default under the terms of the Notes.

On February 11, 2015, the Company received demand notices from each of the Lenders in accordance with Section 7.2 of the Subscription Agreements for mandatory redemption payments on the Notes following the default. In accordance with the Provisions of Section 7.2 of the Subscription Agreements, the Lenders have demanded repayment of the Notes calculated at 120% of the principal amount of the Notes, assuming no other defaults apply, plus accrued but unpaid interest. Accordingly, Alpha has requested a payment of $603,368.15, Whalehaven has requested a payment of $565,338.01 and Sable Ridge has requested a payment of $127,390.41. Payment of these amounts is due on or before February 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBL INTERACTIVE, INC.

Date: February 18, 2015	By:	/s/ Doyal Bryant
	Name:	Doyal Bryant
	Title:	Chief Executive Officer